Exhibit 99.1

Company Contact:

Dana Grosser

SEI

+1 610-676-2459

dgrosser@seic.com

Pages: 1

FOR IMMEDIATE RELEASE

SEI DECLARES DIVIDEND OF $.15 PER SHARE AND

INCREASE IN STOCK REPURCHASE PROGRAM

OAKS, Pa., May 23, 2012 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a dividend of $.15 (fifteen cents) per share. The cash dividend will be payable to shareholders of record on June 18, 2012, with a payment date of June 26, 2012.

In addition, SEI’s Board of Directors also approved an increase in its stock repurchase program by an additional $100 million. Since the beginning of calendar year 2012, the Company repurchased approximately 2.6 million shares at a cost of approximately $52.4 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of March 31, 2012, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $428 billion in mutual fund and pooled or separately managed assets, including $189 billion in assets under management and $239 billion in client assets under administration. For more information, visit www.seic.com.

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